ALLIANCEBERNSTEIN VARIABLE PRODUCTS
SERIES FUND, INC.
EXHIBIT 77Q1
811-05398
PLAN OF ACQUISITION AND LIQUIDATION
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES
FUND, INC.
WITH RESPECT TO ITS SERIES
ALLIANCEBERNSTEIN GLOBAL DOLLAR
GOVERNMENT PORTFOLIO AND
ALLIANCEBERNSTEIN U.S. GOVERNMENT/HIGH
GRADE SECURITIES PORTFOLIO
As of
February 7, 2008
    This Plan of Acquisition and Liquidation (the ?Plan?) has
been adopted by the Board of Directors of AllianceBernstein
Variable Products Series Fund, Inc., a Maryland corporation (the ?Corporation?), as of this 7th day of February, 2008, to provide for the reorganization of AllianceBernstein Global Dollar
Government Portfolio (the ?Acquired Portfolio?) into AllianceBernstein U.S. Government/High Grade Securities
Portfolio (the ?Acquiring Portfolio?). The Acquired Portfolio
and the Acquiring Portfolio (together, the ?Portfolios?) are each separate series of the Corporation, an open-end management investment company registered with the Securities and Exchange Commission (the ?SEC?) under the Investment Company Act of
1940, as amended (the ?1940 Act?).
    The Board of Directors (the ?Board?) has determined that it is in the best interest of the stockholders of the Acquiring Portfolio and the Acquired Portfolio that the Acquired Portfolio transfer all of the assets attributable to its Class A shares held by its stockholders (?Stockholders?) in exchange for Class A shares of equal net asset value of the Acquiring Portfolio (?Class A Acquisition Shares?), transfer all of the assets attributable to its Class B shares held by its Stockholders in exchange for Class B shares of equal net asset value of the Acquiring Portfolio (?Class
B Acquisition Shares? and together with Class A Acquisition
Shares, the ?Acquisition Shares?) and distribute Class A
Acquisition Shares and Class B Acquisition Shares, respectively, of the Acquired Portfolio and that the Corporation redeem the outstanding shares (the ?Acquired Portfolio Shares?) of the
Acquired Portfolio, all as provided for below (the
?Acquisition?).
    In this Plan of Acquisition, any references to a Portfolio taking action shall mean and include all necessary actions of the Corporation on behalf of a Portfolio, unless the context of this
Plan of Acquisition or the 1940 Act requires otherwise.
    The Corporation intends that the Acquisition qualify as a ?reorganization? within the meaning of Section 368(a) of the
United States Internal Revenue Code of 1986, as amended (the
?Code?), and any successor provisions, and that with respect to the Acquisition, the Acquiring Portfolio and the Acquired
Portfolio will each be a ?party to a reorganization? within the meaning of Section 368(b) of the Code.
1.	Definitions
    In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act
Securities Act of 1933, as amended.


Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Portfolio or its shares, as appropriate, whether or not determinable at the Effective
Time (as defined herein) and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the Acquired
Portfolio or attributable to its shares and any deferred or prepaid expense, other than unamortized organizational expenses, shown as an asset on the Acquired Portfolio?s books.


Closing Date
Such date as the officers of the Corporation shall designate.


Effective
Time
5:00 p.m., Eastern Time, on the Closing Date, or such other time as the officers of the Corporation shall designate.


Financial
Statements
The audited financial statements of the relevant
Portfolio for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Portfolio for its most recently completed semi-annual period.


Liabilities
All liabilities, expenses and obligations of any kind whatsoever of the Acquired Portfolio, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.


N-14
Registration
Statement
The Registration Statement of the Acquiring
Portfolio on Form N-14 under the 1940 Act that will register the Acquisition Shares to be issued in the Acquisition.


Valuation
Time
The close of regular session trading on the New
York Stock Exchange (?NYSE?) on the Closing
Date, when for purposes of the Plan, the Corporation determines the net asset value per Acquisition Share of the Acquiring Portfolio and the net value of the assets of the Acquired
Portfolio.


NAV
A Portfolio?s net asset value is calculated by
valuing and totaling assets and then subtracting
liabilities and then dividing the balance by the
number of shares that are outstanding.
2.	Regulatory Filings
    The Acquiring Portfolio shall promptly prepare and file the
N-14 Registration Statement with the SEC, and the Acquiring Portfolio and the Acquired Portfolio also shall make any other required or appropriate filings with respect to the actions contemplated hereby.
3.	Transfer of the Acquired Portfolio?s Assets
    The Acquiring Portfolio and the Acquired Portfolio shall
take the following steps with respect to the Acquisition, as applicable:
(a)	On or prior to the Closing Date, the Acquired
Portfolio shall pay or provide for the payment of all
of the Liabilities, expenses, costs and charges of or
attributable to the Acquired Portfolio that are known
to the Acquired Portfolio and that are due and payable
prior to or as of the Closing Date.
(b)	Prior to the Effective Time, except to the extent
prohibited by Rule 19b-1 under the 1940 Act, the
Acquired Portfolio will declare to Acquired Portfolio
Stockholders of record a dividend or dividends which,
together with all previous such dividends, shall have
the effect of distributing (a) all the excess of (i) the
Acquired Portfolio?s investment income excludable
from gross income under Section 103(a) of the Code
over (ii) the Acquired Portfolio?s deductions
disallowed under Sections 265 and 171(a)(2) of the
Code, (b) all of the Acquired Portfolio?s investment
company taxable income (as defined in Code
Section 852), (computed in each case without regard
to any deduction for dividends paid), and (c) all of the
Acquired Portfolio?s net realized capital gain (as
defined in Code Section 1222), if any (after reduction
for any capital loss carryover), for the taxable year
ending on December 31, 2007 and for the short
taxable year beginning on January 1, 2008, and
ending on the Closing Date. Such dividends will be
declared and paid to ensure continued qualification of
the Acquired Portfolio as a ?regulated investment
company? for tax purposes and to eliminate fund-
level tax.
(c)	At the Effective Time, the Acquired Portfolio shall
assign, transfer, deliver and convey the Assets to the
Acquiring Portfolio, subject to the Liabilities, and the
Acquiring Portfolio shall then accept the Assets and
assume the Liabilities such that at and after the
Effective Time (i) the Assets at and after the Effective
Time shall become and be assets of the Acquiring
Portfolio, and (ii) the Liabilities at the Effective Time
shall attach to the Acquiring Portfolio, and shall be
enforceable against the Acquiring Portfolio to the
same extent as if initially incurred by the Acquiring
Portfolio. The Corporation shall redeem the
outstanding shares of the Acquired Portfolio by
issuance of shares of Acquiring Portfolio as described
more fully below.
(d)	Within a reasonable time prior to the Closing Date,
the Acquired Portfolio shall provide, if requested, a
list of the Assets to the Acquiring Portfolio. The
Acquired Portfolio may sell any asset on such list
prior to the Effective Time. After the Acquired
Portfolio provides such list, the Acquired Portfolio
will not acquire any additional securities or permit to
exist any encumbrances, rights, restrictions or claims
not reflected on such list, without the approval of the
Acquiring Portfolio. Within a reasonable time after
receipt of the list and prior to the Closing Date, the
Acquiring Portfolio will advise the Acquired Portfolio
in writing of any investments shown on the list that
the Acquiring Portfolio has determined to be
inconsistent with its investment objective, policies
and restrictions. The Acquired Portfolio will dispose
of any such securities prior to the Closing Date to the
extent practicable and consistent with applicable legal requirements, including the Acquired Portfolio?s investment objectives, policies and restrictions. In
addition, if the Acquiring Portfolio determines that, as
a result of the Acquisition, the Acquiring Portfolio
would own an aggregate amount of an investment that
would exceed a percentage limitation applicable to
the Acquiring Portfolio, the Acquiring Portfolio will
advise the Acquired Portfolio in writing of any such
limitation and the Acquired Portfolio shall dispose of
a sufficient amount of such investment as may be
necessary to avoid the limitation as of the Effective
Time, to the extent practicable and consistent with
applicable legal requirements, including the Acquired
Portfolio?s investment objectives, policies and
restrictions.
(e)	The Acquired Portfolio shall assign, transfer, deliver
and convey the Assets to the Acquiring Portfolio at
the Effective Time on the following basis:
(1)	The value of the Assets less the Liabilities of
the Acquired Portfolio attributable to shares of
Class A held by Stockholders and shares of
Class B held by Stockholders, determined as of
the Valuation Time, shall be divided by the
then NAV of one Class A and Class B
Acquisition Share, as applicable, and, in
exchange for the transfer of the Assets, the
Acquiring Portfolio shall simultaneously issue
and deliver to the Acquired Portfolio the
number of Class A and Class B Acquisition
Shares (including fractional shares) so
determined, rounded to the second decimal
place or such other decimal place as the
officers of the Corporation shall designate;
(2)	The NAV of Class A and Class B Acquisition
Shares to be delivered to the Acquired
Portfolio shall be determined as of the
Valuation Time in accordance with the
Acquiring Portfolio?s then applicable valuation
procedures, and the net value of the Assets to
be conveyed to the Acquiring Portfolio shall
be determined as of the Valuation Time in
accordance with the then applicable valuation
procedures of the Acquired Portfolio; and
(3)	The portfolio securities of the Acquired
Portfolio shall be made available by the
Acquired Portfolio to The Bank of New York,
as custodian for the Acquiring Portfolio (the
?Custodian?), for examination no later than
five business days preceding the Valuation
Time. On the Closing Date, such portfolio
securities and all the Acquired Portfolio?s cash
shall be delivered by the Acquired Portfolio to
the Custodian for the account of the Acquiring
Portfolio, such portfolio securities to be duly
endorsed in proper form for transfer in such
manner and condition as to constitute good
delivery thereof in accordance with the custom
of brokers or, in the case of portfolio securities
held in the U.S. Treasury Department?s book-
entry system or by The Depository Trust
Company, Participants Trust Company or
other third party depositories, by transfer to the
account of the Custodian in accordance with
Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the
case may be, under the 1940 Act and
accompanied by all necessary federal and state
stock transfer stamps or a check for the
appropriate purchase price thereof. The cash
delivered shall be in the form of currency or
certified or official bank checks, payable to the
order of the Custodian, or shall be wired to an
account pursuant to instructions provided by
the Acquiring Portfolio.
(f)	Promptly after the Closing Date, the Acquired
Portfolio will deliver to the Acquiring Portfolio a
Statement of Assets and Liabilities of the Acquired
Portfolio as of the Closing Date.
4.	Termination of the Acquired Portfolio, Registration of
Acquisition Shares and Access to Records
    The Acquired Portfolio and the Acquiring Portfolio also
shall take the following steps, as applicable:
(a)	At or as soon as reasonably practical after the
Effective Time, the Acquired Portfolio shall terminate
by transferring pro rata to its Class A Stockholders of
record Class A Acquisition Shares received by the
Acquired Portfolio pursuant to Section 3(e)(1) of this
Plan and to its Class B Stockholders of record Class B
Acquisition Shares received by the Acquired Portfolio
pursuant to Section 3(e)(1) of this Plan. The
Acquiring Portfolio shall establish accounts on its
share records and note on such accounts the names of
the former Acquired Portfolio Stockholders and the
types and amounts of the Acquisition Shares that
former Acquired Portfolio Stockholders are due based
on their respective holdings of the Acquired Portfolio
Shares as of the close of business on the Closing
Date. Fractional Acquisition Shares shall be carried to
the second decimal place. The Acquiring Portfolio
shall not issue certificates representing the
Acquisition Shares in connection with such exchange.
All issued and outstanding Acquired Portfolio Shares
will be simultaneously redeemed and cancelled on the
books of the Acquired Portfolio. Ownership of the
Acquisition Shares will be shown on the books of the
Acquiring Portfolio?s transfer agent.
Following distribution by the Acquired Portfolio to its
Stockholders of all Acquisition Shares delivered to
the Acquired Portfolio, the Acquired Portfolio shall
wind up its affairs and shall take all steps as are
necessary and proper to terminate as soon as is
reasonably possible after the Effective Time.
(b)	At and after the Closing Date, the Acquired Portfolio
shall provide the Acquiring Portfolio and its transfer
agent with immediate access to: (i) all records
containing the names, addresses and taxpayer
identification numbers of all of the Acquired
Portfolio?s Stockholders and the number and
percentage ownership of the outstanding shares of the
Acquired Portfolio owned by Stockholders as of the
Effective Time, and (ii) all original documentation
(including all applicable Internal Revenue Service
forms, certificates, certifications and correspondence)
relating to the Acquired Portfolio Stockholders?
taxpayer identification numbers and their liability for
or exemption from back-up withholding. The
Acquired Portfolio shall preserve and maintain, or
shall direct its service providers to preserve and
maintain, records with respect to the Acquired
Portfolio as required by Section 31 of, and Rules 31a-
1 and 31a-2 under, the 1940 Act.
5.	Conditions to Consummation of the Acquisition
    The consummation of the Acquisition shall be subject to
the following conditions precedent:
(a)	There shall have been no material adverse change in
the financial condition, results of operations,
business, properties or assets of the Acquiring
Portfolio or the Acquired Portfolio since the date of
the most recent Financial Statements. Negative
investment performance shall not be considered a
material adverse change.
(b)	The Corporation shall have received an opinion of
Seward & Kissel LLP, substantially to the effect that
for federal income tax purposes:
(1)	The Acquisition will constitute a
?reorganization? within the meaning of
Section 368(a) of the Code and that the
Acquiring Portfolio and the Acquired Portfolio
will each be ?a party to a reorganization?
within the meaning of Section 368(b) of the
Code;
(2)	A Stockholder of the Acquired Portfolio will
recognize no gain or loss on the exchange of
the Stockholder?s shares of the Acquired
Portfolio solely for Acquisition Shares;
(3)	Neither the Acquired Portfolio nor the
Acquiring Portfolio will recognize any gain or
loss upon the transfer of all of the Assets to the
Acquiring Portfolio in exchange for
Acquisition Shares and the assumption by the
Acquiring Portfolio of the Liabilities pursuant
to this Plan or upon the distribution of
Acquisition Shares to Stockholders of the
Acquired Portfolio in exchange for their
respective shares of the Acquired Portfolio;
(4)	The holding period and tax basis of the Assets
acquired by the Acquiring Portfolio will be the
same as the holding period and tax basis that
the Acquired Portfolio had in such Assets
immediately prior to the Acquisition;
(5)	The aggregate tax basis of Acquisition Shares
received in connection with the Acquisition by
each Stockholder of the Acquired Portfolio
(including any fractional share to which the
Stockholder may be entitled) will be the same
as the aggregate tax basis of the shares of the
Acquired Portfolio surrendered in exchange
therefor, and increased by any gain recognized
on the exchange;
(6)	The holding period of Acquisition Shares
received in connection with the Acquisition by
each Stockholder of the Acquired Portfolio
(including any fractional share to which the
stockholder may be entitled) will include the
holding period of the shares of the Acquired
Portfolio surrendered in exchange therefor,
provided that such Acquired Portfolio shares
constitute capital assets in the hands of the
Stockholder as of the Closing Date; and
(7)	The Acquiring Portfolio will succeed to the
capital loss carryovers of the Acquired
Portfolio but the use of the Acquiring
Portfolio?s existing capital loss carryovers (as
well as the carryovers of the Acquired
Portfolio) may be subject to limitation under
Section 383 of the Code after the Acquisition.
The opinion will be based on certain factual
certifications made by officers of the Portfolios and
will also be based on customary assumptions and
subject to certain qualifications. The opinion is not a
guarantee that the tax consequences of the
Acquisition will be as described above.
Notwithstanding this subparagraph (b), Seward &
Kissel LLP will express no view with respect to the
effect of the Acquisition on any transferred asset as to
which any unrealized gain or loss is required to be
recognized at the end of a taxable year (or on the
termination or transfer thereof) under federal income
tax principles. Each Portfolio shall provide additional
factual representations to Seward & Kissel LLP with
respect to the Portfolios that are reasonably necessary
to enable Seward & Kissel LLP to deliver the tax
opinion. Notwithstanding anything in this Plan to the
contrary, neither Portfolio may waive in any material
respect the conditions set forth under this
subparagraph (b).
(c)	The N-14 Registration Statement shall have become
effective under the 1933 Act as to the Acquisition
Shares, and the SEC shall not have instituted and, to
the knowledge of the Acquiring Portfolio, is not
contemplating instituting any stop order suspending
the effectiveness of the N-14 Registration Statement.
(d)	No action, suit or other proceeding shall be threatened
or pending before any court or governmental agency
in which it is sought to restrain or prohibit, or obtain
damages or other relief in connection with the
Acquisition.
(e)	The SEC shall not have issued any unfavorable
advisory report under Section 25(b) of the 1940 Act
nor instituted any proceeding seeking to enjoin
consummation of the Acquisition under Section 25(c)
of the 1940 Act.
(f)	The Acquired Portfolio shall have received a letter
from AllianceBernstein L.P. (the ?Adviser?) with
respect to insurance matters in form and substance
satisfactory to the Acquired Portfolio.
(g)	The Acquiring Portfolio shall have received a letter
from the Adviser agreeing to indemnify the Acquiring
Portfolio in respect of certain liabilities of the
Acquired Portfolio in form and substance satisfactory
to the Acquiring Portfolio.
6.	Closing
(a)	The Closing shall be held at the offices of the
Corporation, 1345 Avenue of the Americas, New
York, New York 10105, or at such other place as the
officers of the Corporation may designate.
(b)	In the event that at the Valuation Time (i) the NYSE
shall be closed to trading or trading thereon shall be
restricted, or (ii) trading or the reporting of trading on
said Exchange or elsewhere shall be disrupted so that
accurate appraisal of the value of the net assets of the
Acquired Portfolio or the Acquiring Portfolio is
impracticable, the Closing Date shall be postponed
until the first business day after the day when trading
shall have been fully resumed and reporting shall
have been restored; provided that if trading shall not
be fully resumed and reporting restored within three
business days of the Valuation Time, this Plan may be
terminated by the Board.
(c)	The Acquiring Portfolio will provide to the Acquired
Portfolio evidence satisfactory to the Acquired
Portfolio that Acquisition Shares issuable pursuant to
the Acquisition have been credited to the Acquired
Portfolio?s account on the books of the Acquiring
Portfolio. After the Closing Date, the Acquiring
Portfolio will provide to the Acquired Portfolio
evidence satisfactory to the Acquired Portfolio that
such Shares have been credited pro rata to open
accounts in the names of the Acquired Portfolio
Stockholders.
(d)	At the Closing, each party shall deliver to the other
such bills of sale, instruments of assumption of
liabilities, checks, assignments, stock certificates,
receipts or other documents as such other party or its
counsel may reasonably request in connection with
the transfer of assets, assumption of liabilities and
liquidation contemplated by this Plan.
7.	Termination of Plan
    A majority of the Corporation?s Board may terminate this
Plan before the applicable Effective Time if: (i) any of the conditions precedent set forth herein are not satisfied; or (ii) the Board determines that the consummation of the Acquisition is not in the best interests of either Portfolio or its Stockholders.
8.	Termination of the Acquired Portfolio
    If the Acquisition is consummated, the Acquired Portfolio
shall terminate its registration under the 1940 Act and the 1933
Act and will terminate.
9.	Expenses
    The Acquisition expenses shall be borne on a relative net asset basis by the Portfolios.


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